Exhibit 99.1
RCN Reports First Quarter 2009 Results
Q1 Revenue +5% Y-o-Y to $189 Million, EBITDA +20% Y-o-Y to $52 Million
EBITDA Margin Expands over 300 Basis Points Y-o-Y to 28%
Resi/Small-Medium Business Segment Revenue +3%, EBITDA +13% Y-o-Y
RCN Metro Segment Revenue +12%, EBITDA +43% Y-o-Y
Herndon, VA, May 5, 2009 - RCN Corporation (NASDAQ: RCNI), a leading provider of all-digital and high-definition video, high-speed internet, and premium voice services to residential and small-medium business customers, as well as high-capacity data transport services to carrier and large enterprise customers, today announced its first quarter 2009 results.
“RCN achieved solid first quarter results, despite challenging economic conditions, growing revenue, EBITDA, and customers from last year and delivering positive free cash flow,” stated Peter D. Aquino, President and Chief Executive Officer. “In our Resi/SMB segment, we increased customers and RGUs from last year, with demand for data, all-digital video, including RCN Global PassportSM, our best-in-class international tier, and video-on-demand driving growth. This segment also benefited from gains at RCN Business Services, our small-medium business unit, particularly in the hospitality vertical. Further, the RCN Metro segment showed robust results as growth in revenue and EBITDA expanded EBITDA margin to nearly 32%. The two segments’ performance, combined with a more modest capital program, produced over $7 million in free cash flow in the quarter. We are very pleased with this overall result. We remain focused on driving growth and positive free cash flow by continuing to execute and compete effectively, using our solid liquidity position and capital flexibility to stay responsive to business development opportunities.”
First Quarter Review
Following are highlights of first quarter 2009 results for consolidated RCN and for the company’s two reporting segments: Residential/Small-Medium Business, comprised of the RCN and RCN Business Services business units; and RCN Metro Optical Networks.
Consolidated Results
•	Revenue. Total revenue of $189 million increased 5% from $180 million in the first quarter of 2008 and increased slightly from $188 million in the fourth quarter of 2008.
•
EBITDA. EBITDA of $52 million increased 20% from $44 million in the first quarter of 2008 and decreased slightly from $53 million in the fourth quarter of 2008. EBITDA margin of 28% increased by over 300 basis points from the first quarter of 2008 and decreased slightly from the fourth quarter of 2008. EBITDA is a non-GAAP financial measure — see “Non-GAAP Measures” below.

•	Capital Expenditures. Capital expenditures were $26 million compared to $27 million in the first quarter of 2008 and $33 million in the fourth quarter of 2008.
•
Share Repurchases. RCN repurchased 309,400 shares of common stock at an average price of $3.88, or an aggregate value of $1.2 million, which leaves $12 million remaining under its $25 million repurchase authorization.

Residential/Small-Medium Business Segment
•
Revenue. Residential/Small-Medium Business revenue of $144 million increased 3% from $139 million in the first quarter of 2008 and increased slightly from $143 million in the fourth quarter of 2008. Year-over-year revenue growth was driven by the addition of approximately 8,000 new customers and 10,000 revenue generating units (“RGUs”); average revenue per customer (“ARPC”) was $110 compared to $109 last year and $110 last quarter.

•
EBITDA. Residential/Small-Medium Business EBITDA of $38 million increased 13% from $34 million in the first quarter of 2008, with EBITDA margin of 26% increasing by over 200 basis points from the first quarter of 2008, as increases in direct costs were offset by lower SG&A. EBITDA decreased by approximately $2 million from the fourth quarter of 2008, due primarily to the timing of programming cost increases versus the timing of corresponding customer rate increases.

•
Capital Expenditures. Residential/Small-Medium Business capital expenditures were $19 million, down from $21 million in the first quarter of 2008 and $25 million in the fourth quarter of 2008, as a result of the completion of Project Analog CrushSM.

•
Customers, RGUs and Digital Penetration. Residential/Small-Medium Business customers increased to approximately 429,000, and total revenue generating units increased to approximately 914,000. Bundle rate remained steady at 68%. Digital video penetration rate rose to 91% of video customers, as the metro market completion of Project Analog CrushSM achieved 100% digital penetration in those markets.

RCN Metro Optical Networks Segment
•
Revenue. RCN Metro revenue of $46 million increased 12% from $41 million in the first quarter of 2008, and 1% from $45 million in the fourth quarter of 2008, driven primarily by continued strength in transport services.

•
EBITDA. RCN Metro EBITDA of $14 million increased 43% from $10 million in the first quarter of 2008, and 8% from $13 million in the fourth quarter of 2008. EBITDA margin of 32% grew by nearly 700 basis points from the first quarter of 2008 and over 200 basis points from the fourth quarter of 2008. EBITDA and EBITDA margin increased primarily as a result of revenue growth and realization of synergies.

•	Capital Expenditures. RCN Metro capital expenditures were $8 million compared to $6 million in the first quarter of 2008 and $7 million in the fourth quarter of 2008.
Reported Results
Revenue increased to $189 million in the first quarter of 2009, compared to $180 million in the first quarter of 2008 and $188 million in the fourth quarter of 2008. Net loss was $10 million in the first quarter of 2009, compared to $26 million in the first quarter of 2008 and $13 million in the fourth quarter of 2008.
Michael T. Sicoli, Chief Financial Officer of RCN, stated, “RCN’s careful planning and execution paid off in the first quarter, resulting in year-over-year customer, revenue and EBITDA gains. The quarter’s positive free cash flow primarily reflects RCN’s increased profitability, combined with slightly lower capex, interest, and working capital needs. We remain comfortable with our liquidity position, which as of March 31 includes over $71 million in cash and short-term investments, no significant debt maturities until 2014 and leverage levels that remain below our 2009 covenant threshold. We continue to manage costs closely, while maintaining investments in selected growth projects, and to execute against our objectives of moderate revenue and EBITDA growth and positive free cash flow in 2009.”
Non-GAAP Measures
In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, and ARPC. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. Reconciliations to comparable GAAP measures as well as definitions begin on page 8. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.
First Quarter Conference Call
Management will conduct a conference call to discuss first quarter 2009 results today at 08:30 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is (800) 639-0297, conference ID: 94727790. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/events.cfm.

A replay of this conference call will be available from 9:30 AM today until 11:59 PM Eastern time on May 12. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.
About RCN Corporation
RCN Corporation (NasdaqGS:RCNI — News), http://www.rcn.com, is a competitive broadband services provider delivering all-digital and high-definition video, high-speed internet and premium voice services to residential and small-medium business customers under the brand names of RCN and RCN Business Services, respectively. In addition, through its RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in the company’s geographic markets. RCN’s primary service areas include Washington, D.C., Philadelphia, Lehigh Valley (PA), New York City, Boston and Chicago. (RCNI-Q)
RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777
(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	For the three months ended
	March 31, 2009	March 31, 2008
Revenues	$189.2	$179.8
Costs and expenses:
Direct expenses	70.3	65.9
Selling, general and administrative (including stock-based compensation expense)	69.1	74.9
Exit costs and restructuring charges, net	0.3	(0.2)
Depreciation and amortization	48.7	52.0

Operating income (loss)	0.9	(12.7)

Investment income	0.3	1.1
Interest expense	(11.0)	(14.5)
Other income (expense), net	0.2	(0.1)

Net loss	$(9.6)	$(26.2)

RCN CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2009	December 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$18.1	$10.8 *
Short-term investments	52.9	52.9 *
Accounts receivable, net of allowance for doubtful accounts	71.6	72.3
Prepayments and other current assets	15.1	11.4

Total current assets	157.8	147.4

Property, plant and equipment, net of accumulated depreciation	697.1	718.0
Goodwill	15.5	15.5
Intangible assets, net of accumulated amortization	110.7	112.3
Long-term restricted investments	11.7	15.4
Deferred charges and other assets	16.3	16.8

Total assets	$1,009.0	$1,025.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$76.1	$73.0
Accrued expenses and other liabilities	74.8	82.5
Current portion of long-term debt and capital lease obligations	7.4	7.4

Total current liabilities	158.2	162.9

Long-term debt and capital lease obligations, net of current maturities	733.4	735.3
Other long-term liabilities	106.5	110.9

Total liabilities	998.1	1,009.1

Commitments and contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share	0.4	0.4
Additional paid-in-capital	452.4	451.2
Treasury stock	(6.0)	(5.7)
Accumulated deficit	(384.1)	(374.4)
Accumulated other comprehensive loss	(51.8)	(55.0)

Total stockholders’ equity	10.9	16.4

Total liabilities and stockholders’ equity	$1,009.0	$1,025.5

* RCN has changed the classification of short-term securities totaling $30.1 million at December 31, 2008 from cash and cash equivalents to short-term investments to conform to the Company’s policy. While these securities matured during the three months ended March 31, 2009, they had original maturities of greater than three months at the time of purchase.

RCN CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	For the three months ended
	March 31, 2009	March 31, 2008
Cash flows from operating activities:
Net loss from continuing operations	$(9.6)	$(26.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock-based compensation expense	2.4	4.6
Depreciation and amortization	48.7	52.0
Provision for doubtful accounts	3.6	3.0
Other, net	0.2	0.3
Net change in certain assets and other liabilities	(15.5)	(6.4)

Net cash provided by operating activities	29.8	27.4
Cash flows from investing activities:
Additions to property, plant and equipment	(22.5)	(34.4)
Increase in short-term investments	(0.1)	(3.0)
Proceeds from sale of assets	0.5	0.2
Decrease in restricted investments	3.7	7.1

Net cash used in investing activities	(18.4)	(30.1)

Cash flows from financing activities:
Payments of long-term debt, including capital leases	(1.8)	(1.8)
Dividend payments	(0.6)	(1.3)
Cost of common shares repurchased	(1.5)	(0.8)
Proceeds from the exercise of stock options	—	0.1

Net cash used in financing activities	(4.0)	(3.9)

Net increase (decrease) in cash and cash equivalents	7.4	(6.6)
Cash and cash equivalents at beginning of the period	10.8	21.8

Cash and cash equivalents at end of the period	$18.1	$15.2

RESIDENTIAL / SMALL-MEDIUM BUSINESS SEGMENT OPERATING RESULTS

(dollars in millions)	March 31, 2009	December 31, 2008	March 31, 2008

Video	$76.7	$76.0	$71.2
Data	36.1	36.0	34.8
Voice	27.3	27.8	29.0
Recip Comp/Other	3.7	3.2	4.3

Total Revenue	143.7	143.1	139.2

Direct expenses	53.5	49.2	49.8
Selling, general and administrative (1)	52.4	54.1	55.9

EBITDA	$37.8	$39.8	$33.5
EBITDA Margin	26.3%	27.8%	24.1%

Capital Expenditures	$18.7	$25.3	$21.3

Key Metrics
(customers & RGUs in thousands)

Video RGUs	366	366	362
Data RGUs	306	302	291
Voice RGUs	242	244	251

Total RGUs (Excluding Digital)	914	911	904

Customers	429	428	421
Average Revenue Per Customer	$110	$110	$109
Digital Penetration	91%	87%	72%
RCN METRO OPTICAL NETWORKS SEGMENT OPERATING RESULTS

(dollars in millions)	March 31, 2009	December 31, 2008	March 31, 2008
Transport Services	$34.9	$34.6	$30.8
Data and Internet Services	0.9	0.8	0.5
Leased Services	7.9	8.1	8.0
Installation and Other	1.8	1.4	1.2

Total Revenue	45.5	44.9	40.6

Direct expenses	16.8	16.5	16.1
Selling, general and administrative (1)	14.3	15.1	14.4

EBITDA	$14.5	$13.4	$10.1
EBITDA Margin	31.8%	29.8%	25.0%

Capital Expenditures	$7.6	$7.4	$5.9
(1)	Excludes stock-based compensation expense.

RCN Corporation
Non-GAAP Reconciliations
(1) EBITDA
EBITDA is defined as net income (loss) plus income tax benefit (expense), other income (expense) net, interest expense, investment income, depreciation and amortization, non-cash stock-based compensation expense and other special items including impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA, as defined above, may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

CONSOLIDATED	For the three months ended
(dollars in millions)	March 31, 2009	December 31, 2008	March 31, 2008
Net loss	$(9.6)	$(13.1)	$(26.2)
Other (income) expense, net	(0.2)	(0.1)	0.1
Interest expense	11.0	13.8	14.5
Investment income	(0.3)	(0.4)	(1.1)
Depreciation and amortization	48.7	50.3	52.0
Non-cash stock-based compensation expense	2.4	1.8	4.6
Exit costs and restructuring charges, net	0.3	0.9	(0.2)

EBITDA	$52.3	$53.2	$43.7
EBITDA Margin	27.6%	28.3%	24.3%

RESIDENTIAL / SMALL-MEDIUM BUSINESS	For the three months ended
(dollars in millions)	March 31, 2009	December 31, 2008	March 31, 2008
Operating loss	$(4.3)	$(4.4)	$(11.9)
Depreciation and amortization	39.8	42.0	42.0
Non cash stock-based compensation expense	1.8	1.4	3.6
Exit costs and restructuring charges, net	0.4	0.8	(0.2)

EBITDA	$37.8	$39.8	$33.5
EBITDA Margin	26.3%	27.8%	24.1%

RCN METRO OPTICAL NETWORKS	For the three months ended
(dollars in millions)	March 31, 2009	December 31, 2008	March 31, 2008
Operating income (loss)	$5.1	$4.5	$(0.8)
Depreciation and amortization	8.9	8.3	10.0
Non cash stock-based compensation expense	0.6	0.4	1.0
Exit costs and restructuring charges, net	(0.1)	0.1	—

EBITDA	$14.5	$13.4	$10.1
EBITDA Margin	31.8%	29.8%	25.0%

(2) ARPC
Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding Metro and other residential revenue (consisting of dial-up, reciprocal compensation and web hosting revenue) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

	For the three months ended
($ in millions, except ARPC)	March 31, 2009	December 31, 2008	March 31, 2008
Total Revenues	$189.2	$188.0	$179.8
Less: Metro Revenue	(45.5)	(44.9)	(40.6)
Less: Other Residential Revenue	(2.2)	(1.7)	(2.9)

Customer Revenues	$141.5	$141.4	$136.4
ARPC	$110	$110	$109
(3) Free Cash Flow
Free cash flow represents EBITDA less capital expenditures, net interest paid and net changes in working capital. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and our ability to fund scheduled debt maturities and other financing activities. Free cash flow, as defined, may not be to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for the information contained in our statements of cash flows.

	For the three months ended
($ in millions)	March 31, 2009	December 31, 2008	March 31, 2008
Net cash provided by operating activities	$29.8	$38.1	$27.4
Net cash used in investing activities	(18.4)	(45.8)	(30.1)
Proceeds from sale of assets	(0.5)	(0.5)	(0.2)
Increase in short-term investments	0.1	14.8	3.0
Decrease in restricted investments	(3.7)	—	(7.1)

Free Cash Flow	$7.3	$6.7	$(7.0)